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                                                  Exhibit 10.4

                      SPLIT DOLLAR LIFE INSURANCE AGREEMENT
                      -------------------------------------

     THIS AGREEMENT is made and entered into, and is effective, as of the 3rd day of November, 1999, by and between VANS, INC., A Delaware Corporation (the "Employer"), and GARY H. SCHOENFELD ("Employee").

     WHEREAS:


     A. The Employee owns that certain policy of life insurance on his life issued by MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY (Policy No. 11052955). In this Agreement, Massachusetts Mutual Life Insurance Company is referred to as the "Insurer", and the policy is referred to as the "Policy".

     B. The Employee is employed by the Employer pursuant to an Employment Agreement dated as of August 16, 1999.

     C. The Employer has agreed to establish a "split dollar" life insurance plan (the "Plan") to assist the Employee in paying certain premiums due on the Policy.

     D. The Employee has agreed to assign to the Employer only certain specific rights in and to the Policy in consideration of the payment by the Employer of certain premiums due on the Policy.

     NOW, THEREFORE, the Employer and the Employee agree that:

     1. Payment of Premiums: On or before the date or dates on which each premium becomes due under the Policy, the Employer shall pay to the Insurer the entire premium for the Policy. Employer and Employee agree that Employee shall recognize taxable income equal to the "current term rate" (as defined below) for the portion of the insurance proceeds which the Employee or his designated beneficiaries would receive on the death of the Employee during the year in which such premium is due. The "current term rate" with respect to the Policy is an amount equal to the lesser of the Insurer's rate for a single life one year term life insurance policy available to all standard risks, or the rate determined under the principles of Revenue Rulings 64-328 and 66-110 (commonly known as the "P.S. 58 rates").

     2. Dividends: Any dividends declared by the Insurer shall be used to purchase "paid-up additions," or as otherwise directed by Employee from time to time.

     3. Policy Ownership and Collateral Assignment: Employee will continue to own the Policy, and shall assign to the Employer, subject to the terms and conditions of the Policy, and to any superior liens that the Insurer may have against the Policy, only the following specific rights in and to the Policy:

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          (a) The right to obtain, upon surrender of the Policy by the Employee, an amount from the surrender proceeds equal to, but not exceeding, the amount of the "Employer's Interest in the Policy" (as defined in Paragraph 4 below).

          (b) The right to collect, upon a claim by the Employee's designated beneficiaries under the Policy by reason of the death of the Employee, an amount from the proceeds equal to but not exceeding the amount of the "Employer's Interest in the Policy" (as defined in Paragraph 4 below).

          (c) The right to receive from the Employee upon his exercise of his right to obtain loans from the Insurer with respect to the Policy the amount, if any, by which the proceeds of the loan exceed the difference between (i) the cash surrender value of such Policy immediately preceding the loan, and (ii) the "Employer's Interest in the Policy" (as defined in Paragraph 4 below) immediately preceding the loan.

     As owner of the Policy, Employee will possess and exercise exclusively all remaining rights in and to the Policy, not otherwise assigned to the Employer pursuant to this Agreement, including without limitation, the right to assign each Policy to a third party, the right to designate the beneficiary or beneficiaries of any death benefits of the Policy in excess of the "Employer's Interest in the Policy", and the right to surrender the Policy.

     The Employer agrees that it will not exercise any of its rights in and to the Policy in any way that does or may conflict with the exercise by Employee of any of his rights in and to the Policy or that may delay or otherwise interfere with receipt by his designated beneficiary or beneficiaries of any death benefits under the Policy in excess of the "Employer's Interest in the Policy". The Employer agrees that it will not assign its rights in and to the Policy to any person or entity other than the Employee without the Employee's prior written consent.

     Employee agrees to notify the Employer of any assignment of his rights in and to the Policy, in whole or in part.

     Any prior Collateral Assignment between Employer and Employee is hereby superseded by this Agreement.

     4. "Employer's Interest in the Policy": The amount of the "Employer's Interest in the Policy", wherever referred to in this Agreement, is an amount equal to the lesser of (a) the aggregate amount of premiums actually paid by the Employer, minus the aggregate amount, if any, of such premiums actually paid by or on behalf of the Employee to the Employer in reimbursement of premiums paid by the Employer, and (b) the net cash surrender value or proceeds of the Policy.

     5. Termination of Agreement: This Agreement will terminate with respect to the Policy upon whichever of the following is the first to occur:

          (a) Surrender of the Policy by the Employee (who has the sole and exclusive right of surrender).


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          (b) Payment by or on behalf of the Employee to the Employer of an amount equal to the amount of the Employer's Interest in the Policy, accompanied by a written notice of termination signed by the Employee.

          (c) The death of the Employee (except to the extent otherwise specifically provided herein).

          (d) Termination of the Employee by the Employer for "Cause" (as defined in Paragraph 6(a) below), or termination by the Employee of his employment without "Good Reason" (as defined in Paragraph 6(b) below).

          Upon termination of this Agreement, and receipt by the Employer of the amount of the Employer's Interest in the Policy, the Employer shall execute any and all such documents as may be reasonably required by the Employee to release the Employer's rights in and to the Policy.

     6. Definitions:

          (a) Termination for "Cause" means a termination by the Employer due to
(i) Employee's conviction of a felony (which, through the lapse of time or otherwise is not subject to appeal); (ii) Employee's material refusal, failure or neglect without proper cause to perform adequately his obligations under this Agreement or follow the instructions of his supervisor(s); (iii) any wilful misconduct by Employee; (iv) Employee's knowing material breach of any of his fiduciary obligations as an executive officer of the Employer; and (v) Employee's material failure to adhere to the code of conduct and rules set forth in Employer's Employee Handbook, as amended or in existence from time to time.

          (b) "Good Reason" means (i) Employee is not appointed or is removed from the position of President and Chief Executive Officer of Employer without Cause during the term of this Agreement; (ii) without Employee's consent, a majority of the duties defined in Section 1 of his Employment Agreement are removed from his responsibilities; (iii) without Employee's consent, he is ordered by the Board of Directors to relocate this residence; or (iv) the occurrence of a "Change in Management or Control" (as defined in Paragraph 6(c) hereof). The term "Good Reason" does not include situations where certain of the duties defined in Section 1 of the Employment Agreement are removed from Employee's responsibilities and are replaced with duties which have greater responsibility and/or authority than the ones removed.

          (c) "Change in Management or Control" means (i) the time that the Employer first determines that any person, and all other persons who constitute a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Employer's outstanding securities, unless a majority of the "Continuing Directors" (as defined below) approves the acquisition not later than ten (10) business days after the Employer makes the determination, or (ii) the first day on which a majority of the members of the Company's Board of Directors are


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not "Continuing Directors". The term "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who
(i) was a member of that Board of Directors on the date of this Agreement, (ii) has been a member of that Board of Directors for the two (2) years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of
(x) a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election, or (y) at least four "Continuing Directors."

     7. Amendment and Effect: This Agreement and the Deferred Compensation Agreement between the parties of even date herewith contain the entire understanding between the Employer and the Employee concerning the specific subject matter hereof. This Agreement, or any of its provisions, may not be amended, supplemented, modified or waived except by a writing signed by the party to be bound thereby. If any provision of this Agreement is determined to be void, invalid or unenforceable, the remaining provisions will not be affected, but will continue in effect as though such void, invalid or unenforceable provision were not originally a part of this Agreement. This Agreement will benefit and bind the heirs, executors, administrators, personal representatives, successors and assigns of each of the parties hereto.

     8. Special Provisions: The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

          (a)  The named fiduciary: The Secretary of the Employer.

          (b) The funding policy under this Plan is that all premiums on the Policy shall be remitted to the Insurer when due.

          (c) Direct payment by the Insurer is the basis of payment of benefits under this Plan, with those benefits in turn being based on the payment of premiums as provided in the Plan.

          (d) For claims procedure purposes, the "Claims Manager" shall be the Secretary of the Employer.

               (1) If for any reason a claim for benefits under this plan is denied by the Employer, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of the claim, all written in a manner calculated to be understood by the claimant. For this purpose:


                    (A) The claimant's claim shall be deemed filed when presented orally or in writing to the Claims Manager.


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                    (B)  The Claims Manager's explanation shall be in writing
                         delivered to the claimant within 90 days of the date the claim is filed.

               (2) The claimant shall have 60 days following receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or the claimant's representative may submit pertinent documents and written issues and comments.

               (3) The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant's request for review of the claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

     9. Governing Law: This Agreement will be governed by and its validity, effect and interpretation determined by the laws of the State of California applicable to contracts made and to be performed wholly in that state.

     10. Further Assurances: Each party, upon the other's request and without cost to the other, agrees to take any action, and to sign, acknowledge and deliver to the other party any additional document, necessary or expedient to effectuate the purposes of this Agreement.

     11. Counterparts: This Agreement may be executed in counterparts, each of which will be an original, which, together, will constitute one Agreement.

     12. Attorneys' Fees: If any action or proceeding shall be brought by either party to enforce or interpret the provisions of this Agreement, then the prevailing party in any such action or proceeding shall be entitled to recover from the other party his or its reasonable attorneys' fees incurred in connection therewith, and costs as provided by law.


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     IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first written above.


                                           EMPLOYER:
                                           --------

                                           VANS, INC., A Delaware Corporation


                                           By: /s/ CRAIG E. GOSSELIN
                                              --------------------------------
                                              A Duly Authorized Officer


                                           EMPLOYEE:
                                           --------


                                           /s/ GARY H. SCHOENFELD
                                           -----------------------------------
                                           GARY H. SCHOENFELD